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                                                                     EXHIBIT 3.2

                           CERTIFICATE OF DESIGNATION

                                       of

                            SERIES C PREFERRED STOCK

                                       of

                          DISCOVERY LABORATORIES, INC.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

         DISCOVERY LABORATORIES, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution establishing a series of 2,039 shares of Preferred Stock of the Corporation designated as "Series C Preferred Stock":

         RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Certificate of Incorporation a series of Preferred Stock, par value $0.001 per share, of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:


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         The Series C Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

         1. Dividends.

            The holders of shares of Series C Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the rate of $100 per share per annum (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) prior to and in preference to any declaration or payment of any dividend on the Junior Stock (as defined below). Such dividends shall be cumulative from the Original Issue Date (as defined in Section 4(a) below) and shall accrue annually; provided, however, that such dividends (i) shall be due and payable only upon and in the event of (A) a liquidation, dissolution or winding up of the Corporation under Section 2(a) hereof, or (B) the redemption of the Series C Preferred Stock pursuant to Section 5 hereof and (ii) shall be convertible into Common Stock in accordance with Section 4 hereof.

         2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

            (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series C Preferred Stock (collectively referred to as "Senior Preferred Stock"), but before any payment shall be made to the holders of Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, or any other class or series of stock ranking on liquidation junior to the Series C Preferred Stock (the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and any other class or series of stock ranking on liquidation junior to the Series C Preferred Stock being collectively referred to as the "Junior Stock") by reason of their ownership thereof, an amount equal to $1000 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares)(the "Liquidation Value"), plus any dividends declared or accrued but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series C Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series C Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

            (b) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock, Series C Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series C Preferred Stock, upon the dissolution, liquidation or

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winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

            (c) The consolidation or merger of the Corporation into or with any other entity or entities or the consummation of any transaction or series of transactions which results in either (i) the exchange by the holders of outstanding shares of the Corporation of 50% or more of either (x) the then outstanding shares of Common Stock or (y) the combined voting power of the Corporation's then outstanding securities entitled to vote generally in the election of directors or other general matters, (ii) the holders of outstanding shares of the Corporation immediately prior to the consummation of such transaction or transactions holding less than 50% of the outstanding securities of the resulting entity entitled to vote generally in the election of directors or other general matters (either of (i) and (ii) being hereinafter referred to as a "Change-in-Control Event") or (iii) the sale or transfer by the Corporation of all or substantially all its assets (a "Consolidation Event"), shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 2. The consolidation or merger of the Corporation into or with any entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof which does not result in a Change-of-Control Event or a Consolidation Event shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this
Section 2.

         3. Voting. Each holder of outstanding shares of Series C Preferred Stock shall be entitled to one vote per share of Series C Preferred Stock, at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings), with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, or by the provisions establishing any other series of Preferred Stock, holders of Series C Preferred Stock shall vote together with the holders of Common Stock as a single class.

         4. Conversion. The holders of the Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a) Right to Convert. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, into shares of Common Stock of the Corporation, in accordance with the provisions of this Section 4, (i) at any time prior to the first anniversary of the first date on which a share of Series C Preferred Stock is issued by the Corporation (the "Original Issue Date"), if the Market Price (as defined below) of a share of Common Stock is (or, at any time since the Original Issue Date, has been) equal to or greater than two times the Market Price of a share of Common Stock on the Original Issue Date, provided that no more than 50% of the shares of Series C Preferred Stock issued on the Original Issue Date may be converted under this clause (i); and
(ii) at any time on or after the first anniversary of the Original Issue Date. The number of shares of Common Stock into which each share of Series C Preferred Stock is convertible at any time and from time to time (the "Conversion Ratio") shall be equal to (A) divided by (B), where (A) is the Liquidation Value of a

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share of Series C Preferred Stock on such date, plus any dividends declared or accrued but unpaid on all such shares being converted, and (B) is the Market Price of a share of Common Stock of the Corporation determined as of the date on which a holder of Series C Preferred Stock gives notice to the Corporation of its intent to convert all or a portion of such shares (the "Conversion Notice Date"). The "Market Price" of a share of Common Stock shall mean the average of the closing prices of the Common Stock for the twenty (20) consecutive trading day period ending on the trading day prior to the date of determination (whether or not a sale of the Corporation's Common Stock was reported on any trading day). The closing prices shall be the last reported sales price regular way, in each case on the principal national securities exchange or the Nasdaq National Market on which the shares of the Corporation's Common Stock are listed or admitted to trading, or if not listed or admitted to trading thereon, the average of the closing bid and asked prices of the Common Stock in the over-the-counter market as reported by Nasdaq or any comparable system, or if the Common Stock is not listed on Nasdaq or a comparable system, the average of the closing bid and asked prices on such day in the domestic over-the-counter market as reported in the Nasdaq Small Cap Market or the NASD Electronic Bulletin Board, or, if not reported thereon, in the "pink sheets" published by the National Quotation Bureau, Incorporated. The Conversion Ratio shall be subject to adjustment as provided below.

            In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series C Preferred Stock.

            (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Market Price of a share of Common Stock determined as of the Conversion Notice Date.

            (c) Mechanics of Conversion.

                (i) In order for a holder of Series C Preferred Stock to convert shares of Series C Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series C Preferred Stock, at the office of the transfer agent for the Series C Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series C Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series C Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

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                (ii) The Corporation shall at all times when the Series C
Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock.

                (iii) All shares of Series C Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series C Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder actions) may from time to time take such appropriate action as may be necessary to reduce the authorized Series C Preferred Stock accordingly.

                (iv) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock pursuant to this
Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

            (d) Adjustment for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend), then and in each such event the holders of Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series C Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

            (e) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is covered by Subsection 2(c)), each share of Series C Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation

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deliverable upon conversion of such Series C Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series C Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C Preferred Stock.

         5. Mandatory Redemption

            (a) The Corporation shall, at the option of each holder of Series C Preferred Stock, upon the first to occur of (i) the approval of the United States Food and Drug Administration (the "FDA") of the first New Drug Application filed by the Corporation relating to or incorporating the Corporation's product under development which carries the trademark Surfaxin(TM) or (ii) eighteen (18) months from the Original Issue Date (the "Mandatory Redemption Date"), redeem from each holder of shares of Series C Preferred Stock, at a price (the "Mandatory Redemption Price") equal to the Liquidation Value per share, plus any dividends declared or accrued but unpaid thereon, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares, all of the outstanding shares of Series C Preferred Stock held by such holder on the applicable Mandatory Redemption Date payable, at the option of the Corporation, either in cash or in shares of Common Stock valued at the Market Price determined as of the Mandatory Redemption Date, or in a combination of cash and shares of Common Stock valued at the Market Price determined as of the Mandatory Redemption Date.

            (b) If the funds of the Corporation legally available for redemption of Series C Preferred Stock on any Mandatory Redemption Date are insufficient to redeem the number of shares of Series C Preferred Stock required under this
Section 5 to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares of Series C Preferred Stock ratably on the basis of the number of shares of Series C Preferred Stock which would be redeemed on such date if the funds of the Corporation legally available therefor had been sufficient to redeem all shares of Series C Preferred Stock required to be redeemed on such date. At any time thereafter when additional funds of the Corporation become legally available for the redemption of Series C Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of the shares which the Corporation was theretofore obligated to redeem, ratably on the basis set forth in the preceding sentence.

            (c) The Corporation shall provide notice of any redemption of Series C Preferred Stock pursuant to this Section 5 specifying the time and place of redemption and the Mandatory Redemption Price, by first class or registered mail, postage prepaid, to each holder of record of Series C Preferred Stock at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. If less than all Series C Preferred Stock owned by

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such holder is then to be redeemed, the notice will also specify the number of shares which are to be redeemed. Upon mailing any such notice of redemption, the Corporation will become obligated to redeem at the time of redemption specified therein all Series C Preferred Stock specified therein.

            (d) Unless there shall have been a default in payment of the Mandatory Redemption Price, no share of Series C Preferred Stock shall be entitled to any dividends declared after its Mandatory Redemption Date, and on such Mandatory Redemption Date all rights of the holder of such share as a stockholder of the Corporation by reason of the ownership of such share will cease, except the right to receive the Mandatory Redemption Price of such share, without interest, upon presentation and surrender of the certificate representing such share, and such share will not from and after such Mandatory Redemption Date be deemed to be outstanding.

            (e) Any Series C Preferred Stock redeemed pursuant to this Section 5 will be cancelled and will not under any circumstances be reissued, sold or transferred and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series C Preferred Stock accordingly.

         6. No Reissuance of Series C Preferred Stock. No share or shares of Series C Preferred Stock acquired by the Corporation by reason of conversion, redemption, purchase or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

         7. Preemptive Rights. The Series C Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

         8. Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holder thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series C Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of any dividend (other than a cash dividend) or other distribution, any right to such dividend, distribution or right.

         9. No Amendment or Impairment. The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Stock against impairment.

         10. Protective Provisions. So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) by majority vote of

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the Board of Directors and of the holders of at least a majority of the outstanding shares of the Series C Preferred Stock:

             (a) amend or repeal any provisions of the Corporation's Certificate of Incorporation or Bylaws which in any manner adversely affects the holders of Series C Preferred Stock; or

             (b) alter or change the designations, powers, rights, preferences or privileges, or the qualifications, limitations or restrictions of the Series C Preferred Stock; or

             (c) increase the authorized number of shares of Series C Preferred Stock; or

             (d) Authorize, create or issue any class or series of stock or any other securities convertible into equity securities of the corporation having a preference over, or being on a parity with, the Series C Preferred Stock with respect to dividends, redemption or upon liquidation or dissolution of the Corporation; or

             (e) Reclassify the shares of Common Stock or any other shares of any class or series of capital stock hereafter created junior to the Series C Preferred Stock into shares of any class or series of capital stock (i) ranking either as to payment of dividends, distributions of assets or redemptions, prior to or on parity with the Series C Preferred Stock, or (ii) which in any manner adversely affects the holders of Series C Preferred Stock.

         11. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

         IN WITNESS WHEREOF, Discovery Laboratories, Inc. has caused this certificate to be signed on its behalf by Robert J. Capetola, its President and Chief Executive Office, this 16 day of June, 1998.

                               DISCOVERY LABORATORIES, INC.



                                By: /s/ Robert J. Capetola
                                    -------------------------------------------
                                    Name: Robert J. Capetola, Ph.D.
                                    Title: President and Chief Executive Officer

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